Exhibit 99.1
Context Therapeutics Announces $100 Million Private Placement
Financing includes new and existing leading healthcare investors
Proceeds, along with existing cash and cash equivalents, are expected to extend cash runway into 2028

PHILADELPHIA, PA— May 2, 2024 -- Context Therapeutics Inc. (“Context” or the “Company”) (Nasdaq: CNTX), a biopharmaceutical company advancing medicines for solid tumors, today announced that it has entered into a securities purchase agreement with certain new and existing investors in a private placement that is expected to result in gross proceeds of approximately $100.0 million, before deducting placement agent fees and estimated offering expenses. The private placement is expected to close on May 6, 2024, subject to the satisfaction of customary closing conditions.

The private placement is led by new investor Nextech1, with participation from new and existing investors, including Ally Bridge Group, Avidity Partners, Blackstone Multi-Asset Investing, Blue Owl Healthcare Opportunities, Deep Track Capital, Driehaus Capital Management, Great Point Partners, LLC, and other leading healthcare investors.

Pursuant to the terms of the securities purchase agreement, Context is selling an aggregate of approximately 64.5 million shares of its common stock (or pre-funded warrants in lieu thereof) at a price of $1.55 per share (or $1.549 per pre-funded warrant). Each pre-funded warrant will have an exercise price of $0.001 per share of common stock, will be immediately exercisable and will not expire. The price per share of common stock and per pre-funded warrant represents a premium to the closing price of the Company’s common stock on May 1, 2024. Context expects that the net proceeds from the private placement, together with the Company’s existing cash and cash equivalents, will extend its cash runway through the estimated duration of the Company’s planned CTIM-76 Phase 1 clinical trial, as well as into 2028.

Piper Sandler is acting as sole placement agent for the private placement.

The offer and sale of the securities in the private placement and described above are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Pursuant to a registration rights agreement, Context agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares of common stock issued in this private placement and the shares of common stock underlying the pre-funded warrants.

1 Nextech Invest Ltd, on behalf of one or more funds managed by it.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Context Therapeutics®
Context Therapeutics Inc. (Nasdaq: CNTX) is a biopharmaceutical company advancing medicines for solid tumors. Context’s clinical stage product candidate, CTIM-76, is a selective CLDN6 x CD3 bispecific antibody for CLDN6-positive tumors. CLDN6 is a tight junction membrane protein target expressed in multiple solid tumors, including ovarian, endometrial, testicular, and lung, and absent from or expressed at low levels in healthy adult tissues. Context is headquartered in Philadelphia.
Forward-looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding strategy, future operations, prospects, plans and objectives of management, including words such as “may,” “will,” “expect,” “anticipate,” “look forward,” “plan,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are forward-looking statements. These include, without limitation, statements regarding (i) the expected gross proceeds from the private placement and intended use of net proceeds, (ii) our expectation to close the private placement on or about May 6, 2024, (iii) our expectation that the funds from the private placement, together with our existing cash and cash equivalents, will extend the Company’s cash runway through the estimated duration of the Company’s planned CTIM-76 Phase 1 clinical trial, as well as into 2028, (iv) the potential benefits, characteristics, safety and side effect profile of CTIM-76, (v) the ability of CTIM-76 to have benefits, characteristics, manufacturability, and a side effect profile that is differentiated and/or better than third party product candidates, (vi) the likelihood data will support future development of CTIM-76, and (vii) the likelihood of obtaining regulatory approval for CTIM-76. Forward-looking statements in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we therefore cannot assure you that our plans, intentions, expectations, or strategies will be attained or achieved. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the SEC, including the section titled “Risk Factors” contained therein. Except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events, or circumstances or otherwise.
Media Contact:
Gina Mangiaracina
6 Degrees
917-797-7904
gmangiaracina@6degreespr.com

Investor Relations Contact:
Jennifer Minai-Azary
Context Therapeutics
IR@contexttherapeutics.com